Exhibit 10.36

SECOND AMENDMENT
TO

NON-EXCLUSIVE LICENSE AGREEMENT

THIS SECOND AMENDMENT TO NON-EXCLUSIVE LICENSE AGREEMENT (this "AMENDMENT") is made and entered into as of the 19th day of December, 2013, by and between Baylor College of Medicine, a Texas nonprofit corporation, residing at One Baylor Plaza, Houston, Texas 77030 ("Baylor") and Medgenics Medical Israel LTD, having its principal place of business at Misgav Business Park P.O. Box 14 Misgav 20179, Israel, and its Affiliates (as defined in the License Agreement) (collectively, "Medgenics"). Baylor and Medgenics shall be collectively referred to as "Parties" and separately as a "Party".

WITNESSETH:

WHEREAS, Medgenics and Baylor entered into and executed a Non-Exclusive License Agreement dated January 25, 2007, under which Baylor granted Medgenics a non-exclusive license to the Subject Technology (as defined therein), subject to the terms and conditions set forth therein, as amended by the first Addendum executed by the Parties on March 16, 2009 (collectively the "License Agreement"); and

WHEREAS, Medgenics and Baylor entered into and executed the following Exchange of Scientific Materials and Data Agreements (each, an "MTA" and collectively the "MTA Agreements"):

1.	MTA CAG-EPO and CMV-EPO, dated January 25th, 2006;

2.	MTA CAG-codon optimized hINFalpha, dated April 6th, 2006;

3.	MTA CAG-EPO, dated January 30th, 2007, as was amended under the Amendment to the MTA dated May 2007;

4.	MTA MAR-CAG-wt-hEPO, dated February 4th, 2007;

5.	MTA Factor VIII gene, dated January 25th, 2010.

6.	MTA dated October 27th, 2013.

WHEREAS, Medgenics and Baylor wish to amend certain provisions of the License Agreement, to inter alia, extend the license rights, terms and conditions granted under the License Agreement to also cover the Research Materials and Combined Materials (as defined such terms are defined under the MTA Agreements) provided by Baylor to Medgenics under the MTA Agreements without limitations on research and commercial use thereof, all as set out herein;

NOW THEREFORE, the Parties hereby agree as follows:

I.	Unless otherwise provided herein, any capitalized term not specifically defined herein shall have the meaning ascribed to it in the License Agreement.

2.	This Amendment is hereby made pursuant to Section 14.8 of the License Agreement and will come into force and obligate all Parties hereto upon signing of this Amendment by all of the Parties hereto.

3.	Section 1.3 of the License Agreement shall be amended to read as follows:

"1.3 The term "Licensed Product" shall mean any product, process or service that incorporates, utilizes or is made with the use of the Subject Technology or Research Materials, including Combined Materials (as defined under the MTA Agreements, Future MTA Agreements and License Agreements) provided by Baylor to Medgenics under the MTA Agreements, Future MTA Agreements and License Agreements.

4.	The following new "Section 1.7" shall be added to the License Agreement:

The term "MTA Agreements" shall mean the following Exchange of Scientific Materials and Data Agreements entered into between the parties: (a) MTA CAG-EPO and CMV-EPO, dated January 25th, 2006; (b) MTA CAG-codon optimized hINFalpha, dated April 6th, 2006; (c) MTA CAG-EPO, dated January 30th, 2007, as was amended under the Amendment to the MTA dated May 2007; (d) MTA MAR-CAG-wt-hEPO, dated February 4th, 2007; (e) MTA Factor VIII gene, dated January 25th, 2010"; and (f) MTA Dated October 27th, 2013.

5.	The following new "Section 1.8"shall be added to the License Agreement:

"1.8 The term "Future MTA Agreement" shall mean any future exchange of scientific materials and data agreements between the parties which solely specify the production of vectors or generation of Combined Materials using the Subject Technology licensed hereunder, namely the Helper Dependent Adenovirus pHDΔ28E4, Helper Virus AdNG163 and Producer Cell Line 116. For clarity, improvements or alterations to these materials or in processes for using them generated after the Agreement Date shall not be considered Subject Technology as defined herein."

6.	Section 2,1 of the License Agreement shall be amended to read as follows:

"Subject only to the limitations in Section 2.2 below and notwithstanding any limitation set out in the MTA Agreements, Baylor hereby grants to Medgenics a: (i) non-exclusive, worldwide, sublicensable license under the Subject Technology to make, have made, use, have used, develop, manufacture, market, sell, have sold, offer to sell, lease, license and import Licensed Products for ex-vivo and/or in-vivo gene therapy ;and (ii) non-exclusive, worldwide, sublicensable license under the Research Materials, including Combined Materials to make and have made clinical grade Research Materials and Combined Materials for human use in clinical trials by Medgenics. The Research Materials and Combined Materials, provided by Baylor under the MTA Agreements and Future MTA Agreements are listed in Appendix D attached hereto, as shall be updated by the parties, from time to time, to include additional Research Materials and Combined Materials as may be provided under Future MTA Agreements."

7.	The list of Research Materials and Combined Materials, provided to date by Baylor to Medgenics under the MTA Agreements and Future MTA Agreements attached to this Amendment as Schedule A, is hereby attached to the License Agreement as a new Appendix D, such list shall be updated by the parties, from time to time, to include additional Research Materials and Combined Materials provided under Future MTA Agreements.

8.	Section 2.2(iii) of the License Agreement will be replaced in its entirety with the following:

(iii) "the grant does not include the right to file patent applications claiming the Helper Dependent Adenovirus pHDΔ28E4, Helper Virus AdNG163 and Producer Cell Line 116, or uses thereof as developed and supplied by Baylor under the License Agreement or under the MTA Agreements or any Future MTA Agreements, without Baylor's prior written approval, to be granted at Baylor's discretion."

9.	Section 3.10 of the License Agreement will be replaced in its entirety with the following:

"The parties agree that the amounts indicated in this Section 3 constitute the total consideration and payment due by Medgenics to Baylor for all rights granted and materials provided under this Agreement and under MTA Agreements and Future MTA Agreements, as in effect as of the date hereof. For clarity, except as provided herein, no additional payment, royalty or consideration, is required in connection with the License granted or the exploitation or commercial use of any Subject Technology or Licensed Product. However, if Medgenics requests in the future further work of Baylor, in the form of production of vectors or generation of Combined Materials, such work shall be conducted under a Future MTA Agreement and Baylor shall charge Medgenics the agreed upon cost of such work. The forgoing notwithstanding, any such additional production of vectors or generation of Combined Materials using the Subject Technology under Future MTA Agreements shall be deemed Subject Technology and shall be licensed to Medgenics in accordance with the terms hereof”.

10.	Miscellaneous

10.1. It is hereby clarified that all other terms and conditions of the License Agreement shall remain in full force and effect and without change.

10.2. In the event of any conflict between the provisions of the License Agreement and the provisions of this Amendment, the latter shall govern and prevail.

10.3. Each of the Parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Amendment and the intentions of the parties as reflected thereby.

10.4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.5. Any term of this Amendment may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the parties hereto. Any amendment or waiver affected in accordance with this section shall be binding upon all parties hereto.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment as of the date first above written.

Medgenics Medical Israel LTD		Baylor College of Medicine

/s/ Stephen Bellomo		/s/ Adam Kuspa

Name:	Stephen Bellomo	By:	Adam Kuspa

Title:	VP IP, Quality, Project Management	Title:	Sr. VP Research

Date:	December 19, 2013	Date:	12/20/13